Exhibit 99.1

NEWS RELEASE

NOVAGOLD Files First Quarter 2026 Report Highlighting GROWING MOMENTUM on key donlin gold workstreams

Strengthened balance sheet: Completed upsized bought deal private placement for net proceeds of approximately $294 million

Robust treasury: Ended quarter with ~$393 million in cash and term deposits

Bankable Feasibility Study (BFS) launched: Appointed Fluor Corporation (“Fluor”) as lead engineering firm; technical workstreams underway

Strategic engineering contracts awarded: Retained WSP USA, Inc. (“WSP”), Worley Alaska, Inc. (“Worley”), and Hatch Ltd. (“Hatch” and together with WSP and Worley, the “Specialist Contractors”) for the on-site power plant, the natural gas pipeline, and the pressure oxidation circuit and oxygen plant respectively — all advancing work toward completion of BFS expected in 2027 and supporting progression of financing and development workstreams

Energy infrastructure strategy under consideration: Donlin Gold signed a non-binding Letter of Intent (LOI) with Glenfarne Alaska LNG, LLC (“Glenfarne”) to jointly evaluate natural gas supply from the Alaska LNG pipeline and related infrastructure to power the proposed mine, potentially enhancing cost efficiencies and project economics

April 1, 2026 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) today filed its 2026 first quarter report and provided an update on its Tier One1 gold development project, Donlin Gold, which is owned 60% by NOVAGOLD and 40% by Donlin Gold Holdings, 100% wholly-owned by Paulson Advisers LLC (“Paulson”) and its affiliates.

Details of the financial results for the quarter ended February 28, 2026 are presented in the consolidated financial statements and quarterly report on Form 10-Q filed on April 1, 2026, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR at www.sec.gov.

All amounts are in U.S. dollars unless otherwise stated.

As detailed in the above-mentioned filings, NOVAGOLD held approximately $392.5 million in cash and term deposits as of February 28, 2026, and reported net first quarter operational cash expenditures of $20.8 million — reflecting $15.5 million to fund NOVAGOLD’s share of the Donlin Gold project and $5.3 million in corporate general and administrative costs.

As NOVAGOLD is a development-stage company with no production, the Company reported earnings of ($15.4) million and earnings per share of ($0.04) for the first fiscal quarter of 2026. NOVAGOLD’s results for the first quarter of 2026 reflect higher expenditures at Donlin Gold due to the commencement of BFS related activities including hiring for key roles on the Donlin Gold project team and higher general and administrative expenses at NOVAGOLD, while remaining in line with our 2026 guidance.

New Technical Partnerships and Key Workstreams Propel Donlin Gold Forward

Following a transformational year for the Company and the Donlin Gold project, the first quarter of 2026 has delivered growing momentum and meaningful progress across key workstreams. Donlin Gold is increasingly well-positioned for the next phase of development, supported by several important milestones.

1NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

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These milestones include the selection of Fluor as the lead engineering firm to direct and integrate all specialist workstreams for the BFS, expected to be completed in 2027, to support project financing and development. Specialized contracts were also awarded to WSP, Worley, and Hatch to advance critical infrastructure and processing components, including the on-site power plant, natural gas pipeline, and the pressure oxidation circuit and oxygen plant.

Fluor and the Specialist Contractors have commenced work on the BFS under the leadership of the newly appointed Project Director Frank Arcese — who has extensive experience in delivering large-scale mining projects. With major contractors now on board and ongoing progress on the BFS workstreams, the Company expects to review the schedule and budget for the next phase of development by mid-2026 and provide any update to guidance as required.

Furthermore, with the successful completion of an upsized bought deal private placement in February, the Company is well positioned to support critical activities, including expenditures related to Donlin Gold, settlement of the prepayment option on the promissory note with Barrick Mining Corporation (“Barrick”), and general corporate purposes.

During the first quarter, as part of Donlin Gold’s infrastructure and energy strategy, Donlin Gold signed a non-binding LOI with Glenfarne, majority owner and developer of the Alaska LNG project, to explore the potential supply of natural gas for Donlin Gold’s on-site power generation.

Donlin Gold’s exceptional scale, high-grade open-pit mineralization, long mine life, competitive estimated operating costs, significant exploration upside2, and location in an excellent mining jurisdiction, place it among a rare class of global gold assets. The project hosts approximately 40 million ounces of Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, at an average grade of 2.22 grams per tonne3 —more than twice the industry average4. Importantly, these resources represent only a portion of an eight-kilometer mineralized trend that covers less than 5% of the broader land package, highlighting substantial exploration potential. Donlin Gold continues to advance district-wide exploration aimed at expanding existing resources and identifying new discoveries across the largely underexplored property.

Sustaining Strategic Engagement with Local Communities, Government and Regional Stakeholders as Donlin Gold Enters Its Next Phase of Development

Donlin Gold LLC continues to prioritize meaningful engagement with local communities, stakeholders, and government representatives in the Yukon-Kuskokwim (Y-K) region, Alaska, and Washington, D.C., in support of project development and permitting. Decades of consistent outreach across 62 Y-K communities have fostered strong relationships, facilitated knowledge exchange, and reinforced the project’s social license while building lasting trust. The Donlin Gold team remains dedicated to advancing the project responsibly through open, respectful, and transparent communication at every stage.

2 Donlin Gold data as per the report titled “NI 43-101 Technical Report on the Donlin Gold project, Alaska, USA” with an effective date of November 30, 2025 (the “2025 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “2025 Technical Report Summary”), dated November 30, 2025.

3 Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Mineral Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

4As of March 2026, S&P Global Market Intelligence reports that the global industry average grade for open-pit and underground gold deposits with over 1 million ounces in Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, is 1.04 g/t. In comparison, Donlin Gold’s grade is 2.22 g/t, more than double the industry average.

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In that spirit, Donlin Gold participated in important strategic government activities in the first quarter to increase its presence and broaden our reach, including the Alaska Chamber of Commerce and Resource Development Council Legislative fly-in, providing project updates, meetings with Congressional delegation state directors, and holding discussions with the Alaska Department of Natural Resources Commissioner and Deputy Commissioner. Donlin Gold also conducted two multi-day visits to Juneau, Alaska, during the State Legislature’s session to hold 11 legislative meetings and engage with numerous state representatives and senators.

In addition, during the first quarter, Donlin Gold and NOVAGOLD staff participated in the 4th annual Juneau Mining Forum and a joint legislative reception for the Alaska Miners Association, Trucking Association and Alaska General Contractors Association. Donlin Gold staff also attended Senator Lisa Murkowski’s holiday luncheon and co-sponsored an event for Speaker Bryce Edgmon, Senator Cathy Giessel, and Representative Louise Stutes.

As part of an ongoing commitment between Donlin Gold, Calista Corporation (“Calista”), and The Kuskokwim Corporation (TKC) to seek input and share knowledge on subsistence matters, Donlin Gold hosted its bi-annual Subsistence Community Advisory Committee (SCAC) meeting in Anchorage. The SCAC members represent a range of perspectives on the project that are important to consider as we advance development. Donlin Gold also held its first virtual SCAC session, which included participation from both SCAC and Donlin Gold Project Community Advisory Committees. The meetings focused on the Barge Communications Plan, providing SCAC members with an opportunity to review the project approach, ask questions, and provide feedback that informs ongoing planning.

Donlin Gold also provided a project update at a town hall meeting in Bethel, the largest city downriver from the project.

Supporting Social, Cultural, and Environmental Priorities in the Y-K Region

NOVAGOLD and Donlin Gold actively contributed to a wide range of programs and community events across the Y-K region, supporting cultural preservation, strengthening stakeholder relationships, advancing economic and social well-being, and promoting youth engagement. These efforts included collaborating with Calista’s Shareholder Relations Committee and traveling to four Y-K communities to engage directly with Calista shareholders on topics including the Donlin Gold project.

In the first quarter of 2026, Donlin Gold continued its support of local stakeholders across education, sports, and cultural initiatives. Key programs included the Cook Inlet Tribal Council’s Native Youth Olympics, the Alaska School Activities Association/First National Bank Alaska Wrestling State Championships, the Girl Scouts of Alaska, the Lower Yukon School District Career Fair, the Kusilvak Career Academy, and the University of Alaska Foundation’s Rural Alaska Honors Institute — a six-week, tuition-free program helping rural and Alaska Native students earn college credits and develop academic skills. Donlin Gold also hosted and supported the “Donlin Gold Classic” Invitational Basketball Tournament at Bethel Regional High School, bringing together varsity teams and community members from across the Y-K region.

Donlin Gold also engaged with municipal leaders and community stakeholders across Alaska by participating in and supporting the Alaska Municipal League Conference, discussing regional priorities and development opportunities. In addition, Donlin Gold pursued its support for the Alaska Safe Riders winter safety program, promoting the safe use of snowmachines, all-terrain vehicles, and other recreational off-road vehicles.

These various efforts are also aligned with Donlin Gold’s long-term objectives to support workforce development and regional economic participation as the project advances.

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Regulatory Approvals in Hand, Safeguarding Donlin Gold’s Permitting Position

Donlin Gold continues to support the State of Alaska in defending the Department of Environmental Conservation’s Clean Water Act (CWA) Section 401 Water Quality Certification, which is the only remaining challenge to Donlin Gold’s permits in State court. Briefing before the Alaska Supreme Court is complete and oral argument is scheduled for April 8, 2026.

In 2025, the U.S. Alaska District Court directed the U.S. Army Corps of Engineers (USACE) and the Bureau of Land Management (BLM) to supplement the current Environmental Impact Statement with an analysis of a larger theoretical tailings dam release, while leaving Donlin Gold’s Federal permits in place. The USACE, in consultation with BLM, will lead the Supplemental Environmental Impact Statement (SEIS) process to conduct this analysis. The CWA permits and BLM ROW remain in place during this supplementation, which is being undertaken under the Fixing America’s Transportation Act (“FAST-41”) program and coordinated by the Federal Permitting Improvement Steering Council (the “Permitting Council”). The USACE has submitted a schedule for completing the SEIS by mid-2027 to the Permitting Council. A Notice of Intent to prepare a SEIS was issued in January 2026, and the public comment period for the scoping process closed in February 2026. The USACE and cooperating agencies will now review and consider comments received and proceed with preparation of the draft SEIS which is anticipated to be published in September 2026, in accordance with the coordinated FAST-41 permitting schedule.

These milestones demonstrate the project’s solid regulatory foundation, the successful defense to date of its permits by Federal and State agencies, and the ongoing progress being made toward future development.

NOVAGOLD Outlook

With a pivotal year behind us — which, among other achievements, included the acquisition of Barrick’s 50% interest in Donlin Gold together with Paulson, as well as key financings — the Company enters 2026 with strong momentum and is well positioned to responsibly advance into the next phase of development, maximizing the project’s value proposition and its exceptional leverage to gold prices.

In 2026, Donlin Gold’s primary focus remains on progressing the BFS and enhancing the project’s long-term potential. Core priorities include advancing engineering and technical workstreams, pursuing exploration to identify district-wide opportunities, and evaluating potential financing options. Engineering efforts, led by Fluor, are advancing workstreams and integrating inputs from Specialist Contractors into a comprehensive framework for engineering, cost, and schedule, targeted for completion in 2027.

In parallel, Donlin Gold is building a project team and advancing critical site and technical activities to support the BFS, including geotechnical drilling and materials assessments along the planned upriver port and access road. Donlin Gold will continue to support permitting activities and maintain deep engagement with Alaska Native Corporation landowners, local communities, and government stakeholders as it moves toward BFS completion and the project’s next stage of development.

NOVAGOLD remains focused on delivering on every single commitment made, advancing the Donlin Gold project responsibly, and achieving critical milestones. We extend our sincere appreciation to our shareholders, stakeholders, and Board of Directors for their ongoing support and trust. We are also grateful to the Donlin Gold team for their hard work and commitment, and we look forward to a year of continued progress and opportunity.

Sincerely,

Gregory A. Lang

President and CEO

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Liquidity and Capital Resources

As of February 28, 2026, the Company had cash resources comprising cash and cash equivalents and term deposits totaling approximately $392.5 million, which are sufficient to cover the anticipated funding costs to complete the Donlin Gold BFS and to exercise its option to prepay the Barrick promissory note.

Cash used in operating activities during the first quarter of 2026 was $5.3 million, $0.2 million lower than the comparative prior year period. Cash used in investing activities during the first quarter of 2026 increased by $278.7 million from the comparative prior year period primarily due to $270.0 million in net purchases of term deposits and $11.9 million in incremental Donlin Gold funding partially offset by $3.2 million in proceeds from the sale of marketable securities. Funding of Donlin Gold was higher in the first quarter of 2026 compared to the same period in 2025 due to increased activity following the commencement of the Donlin Gold BFS in early February 2026 and due to the Company’s share of Donlin Gold funding increasing by 10% from 50% to 60% starting in the third quarter of 2025.

Cash provided by financing activities during the first quarter of 2026 increased by $294.1 million from the comparative prior year period primarily due to $310.2 million in proceeds from a private placement offering less $16.2 million of issuance costs.

	As of	As of
	February 28, 2026 $	November 30, 2025 $
Cash and term deposits	392,493	115,143
Total assets	619,434	335,913
Total liabilities	175,192	172,119

2026 Outlook

NOVAGOLD’s anticipated operating expenditures during fiscal year 2026 are unchanged from previously issued guidance at approximately $98.5 million, including $78.8 million to fund the Donlin Gold project and to continue to advance the BFS, and $19.7 million for corporate general and administrative costs.

With the commencement of the Donlin Gold BFS during the first quarter of 2026, NOVAGOLD’s pro-rata share of Donlin Gold expenditures is expected to increase over the next 18 to 24 months from fiscal 2025 levels.

NOVAGOLD’s catalysts in the coming year include completing the BFS and moving to a subsequent Final Investment Decision; maintaining a favorable reputation of NOVAGOLD and the Donlin Gold project among shareholders and stakeholders; promoting strong community outreach and a sustainability culture; upholding strong safety and environmental performance; and managing the Company’s treasury effectively and efficiently.

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Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place April 1, 2026, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events
North American callers:	1-833-752-3655
International callers:	1-647-846-8520

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of the Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 40 million ounces of gold in the Measured and Indicated Mineral Resource categories (560 million tonnes at an average grade of approximately 2.22 grams per tonne, in the Measured and Indicated Mineral Resource categories on a 100% basis)5, inclusive of Proven and Probable Mineral Reserves, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2025 Technical Report and the 2025 Technical Report Summary (as defined below), the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis once in production.6

About Donlin Gold Holdings

Donlin Gold Holdings, 100% wholly-owned by Paulson Advisers LLC and its affiliates, is the 40% owner of the Donlin Gold project. Donlin Gold Holdings, together with NOVAGOLD, owns 100% of Donlin Gold and shares equal voting and operating control with NOVAGOLD through its operating agreement.

NOVAGOLD Contacts:

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

info@novagold.com

www.novagold.com

5 Donlin Gold data as per the 2025 Technical Report and the 2025 Technical Report Summary. Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Mineral Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserve and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

6 Anticipated average annual gold production during full life of mine if put into production as contemplated in the 2025 Technical Report and the 2025 Technical Report Summary.

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Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements include future-oriented financial information or financial outlook within the meaning of securities laws, including information regarding NOVAGOLD’s anticipated expenditures. Such information is intended to assist readers in understanding NOVAGOLD’s current expectations and plans relating to the future. Such information may not be appropriate for other purposes. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; statements regarding potential infrastructure development, including but not limited to the natural gas pipeline; timing of the completion of the detailed design package, if at all; plans for and the estimated timing of aspects of an updated Bankable Feasibility Study on the Donlin Gold project; our goals and planned activities for 2026; our future exploration plans at Donlin Gold; ongoing support provided to key stakeholders including Alaska Native Corporation landowners; Donlin Gold’s continued support for the state and federal permitting process; sufficiency of working capital; the potential development and construction of the Donlin Gold project; the timing and ability for the Donlin Gold project to achieve critical milestones; the ability for the Donlin Gold development project to achieve the anticipated projections; the sufficiency of funds to continue to advance development of Donlin Gold; the anticipated use of net proceeds from previous offerings; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; plans to continue to advance the Donlin Gold project safely, socially and environmentally responsibly and to sustainably generate value for our stakeholders; continued cooperation between the owners of Donlin Gold LLC to advance the project; the Company’s ability to deliver on its strategy with the Donlin Gold project, increasing the value of the project; the success of the strategic mine plan for the Donlin Gold project; the success of the Donlin Gold community relations plan; the anticipated timing and outcome of exploration drilling at the Donlin Gold project and the timing thereof; and the completion of test work and modeling and the timing thereof. In addition, any statement that refers to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated Bankable Feasibility Study and to explore and develop properties; availability of financing in the debt and capital markets; the disparity between the economic and governance level at Donlin Gold and the Company; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold LLC to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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